
                 SIMPSON MANUFACTURING CO., INC. AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER COMMON SHARE
                                     (UNAUDITED)

                                     EXHIBIT 11
                                   --------------

                              Basic Earnings per Share

                                                Three Months Ended              Nine Months Ended
                                                  September 30,                   September 30,
                                           ----------------------------    ----------------------------
                                               1999            1998            1999            1998
                                           ------------    ------------    ------------    ------------
Weighted average number of common
  shares outstanding                         11,968,123      11,570,904      11,777,481      11,554,623
                                           ============    ============    ============    ============

Net income                                 $ 11,116,527    $  9,235,461      28,837,686      23,269,704
                                           ============    ============    ============    ============

Basic net income per share                 $       0.93    $       0.80            2.45            2.01
                                           ============    ============    ============    ============


                 SIMPSON MANUFACTURING CO., INC. AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER COMMON SHARE
                                    (UNAUDITED)

                                     EXHIBIT 11
                                   --------------

                             DILUTED EARNINGS PER SHARE

                                                Three Months Ended              Nine Months Ended
                                                  September 30,                   September 30,
                                           ----------------------------    ----------------------------
                                               1999            1998            1999            1998
                                           ------------    ------------    ------------    ------------
Weighted average number of common
  shares outstanding                         11,968,123      11,570,904      11,777,481      11,554,623

Shares issuable pursuant to employee stock
  option plans, less shares assumed
  repurchased at the average fair value
  during the period                             339,690         452,867         436,664         487,960

Shares issuable pursuant to the independent
  director stock option plan, less shares
  assumed repurchased at the average fair
  value during the period                         4,096           4,522           3,905           4,773
                                           ------------    ------------    ------------    ------------

Number of shares for computation of diluted
  net income per share                       12,311,909      12,028,293      12,218,050      12,047,356
                                           ============    ============    ============    ============


Net income                                 $ 11,116,527    $  9,235,461    $ 28,837,686    $ 23,269,704
                                           ============    ============    ============    ============

Diluted net income per share               $       0.90    $       0.77    $       2.36    $       1.93
                                           ============    ============    ============    ============
